Item 17.1

July 21, 2014

Independence Bancshares, Inc.

c/o Robert B. Willumstad, Chairman

500 E. Washington Street

Greenville, SC 29601

Independence National Bank

c/o H. Neel Hipp, Jr., Chairman

500 E. Washington Street

Greenville, SC 29601

Re:

Resignation as a Director of Independence Bancshares, Inc. and Independence National Bank

Dear Bob and Neel:

I hereby resign from my positions as a director of Independence Bancshares, Inc., a South Carolina corporation (the “Company”), and its wholly-owned subsidiary bank, Independence National Bank, a national bank (the “Bank”), effective as of the date of this letter, due to my disagreement with the strategic direction of the Company.  I have enjoyed working with the Company, the Bank and the boards of directors during the past six years, and I wish nothing but future success for the Company.

I acknowledge that, notwithstanding this resignation, I will remain subject to the Company’s insider trading policy for as long as I am in possession of material non-public information about the Company.  I further acknowledge that I will remain under a duty of confidentiality to the Company.

Sincerely,

/s/ A. Alexander McLean, III

A. Alexander McLean, III